UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: July 13, 2017

(Date of earliest event reported)

Enservco Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36335	84-0811316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 South Cherry Street, Suite 1000

Denver, Colorado 80246

(Address of principal executive offices) (Zip Code)

(303) 333-3678

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

Effective July 17, 2017, the Board of Directors of the Company (the “Board”) has appointed Tucker L. Franciscus as the Company’s Chief Executive Officer and as a member of the Board.

Mr. Franciscus, age 48, previously served as Chief Financial Officer for Tracker Resource Development III (“Tracker”), a private equity backed oil and gas exploration and production company, from 2011 until 2016, where he was responsible for treasury and equity management, accounting, tax, legal, regulatory, human resources, information technology, and general office and corporate functions. Prior to joining Tracker, Mr. Franciscus served as Chief Financial Officer and Corporate Strategic Advisor to N.A. Petroleum Company, a publicly traded oil and gas exploration and production firm. Mr. Franciscus’ previous experience also includes associate and management roles with investment banking firms Stifel, Nicolaus & Co., Inc., J.P. Morgan & Company, and Deutche Bank, where he focused on domestic and cross-border M&A and corporate finance transactions in the energy sector. Mr. Franciscus is a retired U.S. Army officer, with fifteen years of active and reserve duty service in leadership and staff positions. He earned a bachelor’s degree from Ohio Wesleyan University in 1991, and an MBA from the University of Denver’s Daniels College of Business in 1997.

There are no arrangements or understandings between Mr. Franciscus and any other persons pursuant to which Mr. Franciscus was selected to be an officer of the Company. Mr. Franciscus does not have any family relationships subject to disclosure under Item 401(d) of Regulation S-K or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as the Company’s Chief Financial Officer, the Company and Mr. Franciscus entered into an Employment Agreement effective July 17, 2017 (the “Franciscus Employment Agreement”). Pursuant to the Franciscus Employment Agreement, Mr. Franciscus will receive an annual base salary of $240,000. In addition, Mr. Franciscus is eligible each year to receive a discretionary bonus in addition to his base salary, which will be awarded in such amounts as the Board will determine. Mr. Franciscus was also granted stock options to purchase 800,000 shares of the Company’s common stock. The exercise price of the stock options is $0.35 per share. The stock options vest in one third installments, the first of which vests on October 15, 2017, the second of which vests on July 17, 2018 and the third of which vests on July 17, 2019, provided that Mr. Franciscus continues to be employed by the Company on those dates.

The Franciscus Employment Agreement provides for severance compensation if Mr. Franciscus is terminated without cause or upon a change of control. The Franciscus Employment Agreement also contains other standard provisions contained in agreements of this nature, including confidentiality and non-competition provisions as well as eligibility for discretionary bonuses and long term incentive awards.

The foregoing description of the Franciscus Employment Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01.        Regulation FD Disclosure.

On July 13, 2017, the Company issued a press release announcing certain of the matters described in Item 5.02 of this Current Report on Form 8-K. A copy of the press release is included as Exhibit 99.1 to this Form 8-K.

The information set forth in this Item 7.01, including Exhibit 99.1, is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except as expressly provided by such specific reference in such a filing.

Item 9.01.        Financial Statements and Exhibits.

(d)       Exhibits

10. 1      Employment Agreement effective July 17, 2017, by and between Tucker L. Franciscus and the Company. Filed herewith.

99.1       Press Release dated July 13, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSERVCO CORPORATION

Date: July 19, 2017.	By:	/s/ Ian A. Dickinson
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement effective July 17, 2017, by and between Tucker L. Franciscus and the Company. Filed herewith.

99.1	Press Release dated July 13, 2017.